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                                                                    Exhibit 10.9
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                                PACTEL CORPORATION

                             SHORT-TERM INCENTIVE PLAN

                         (Effective as of January 1, 1994)


       SECTION 1.  ESTABLISHMENT AND PURPOSE OF THE PLAN

       This Plan is established by the Corporation effective January 1, 1994 and supersedes any previous short-term incentive plans for the payment of awards based on the satisfaction of annual performance criteria. The purpose of the Plan is to provide for the payment of annual awards to Eligible Employees based on the achievement of performance criteria established by the Corporation.

       SECTION 2.  ELIGIBILITY AND PARTICIPATION

       Awards under the Plan are earned with respect to performance during the Award Year. An Employee is an Eligible Employee entitled to receive an Award with respect to an Award Year only if he or she:

            (a)  Has at least 90 days of Active Service during such Award Year;

            (b) Is in Active Service and on the payroll of a Participating Entity on October 1 of such Award Year or terminated employment during such Award Year on account of death or Retirement; and

            (c) Is in Active Service and on the payroll of a Participating Entity on December 31 of such Award Year or terminated employment during such Award Year on account of death or Retirement.

  An individual's status as an Eligible Employee shall be determined by the Corporation, and such determination shall be conclusive and binding on all persons.

       SECTION 3.  AMOUNT OF AWARD

       (a) Performance Criteria. With respect to each Award Year, the C&P Committee shall adopt performance criteria for each Participating Entity. The C&P Committee may also adopt difference performance criteria for different job classifications. In order to assure the incentive features of the Plan and to avoid distortion in its operation, the C&P Committee may, in its sole discretion, revise any performance criteria to the extent the C&P Committee deems appropriate to compensate for or reflect any extraordinary changes occurring during the Award Year that significantly alter the basis upon which the performance criteria were established. Any such revisions may be made before, during or after the Award Year and, once adopted by the C&P Committee, shall be conclusive and binding on all persons.

       (b) Award Target. Award targets for each Award Year are determined by the C&P Committee and may be expressed as a percentage of Base Pay or any other form specified by the C&P Committee. The C&P Committee may designate different Award targets for different job classifications and Participating Entities.


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       (c)  Performance Levels.  The C&P Committee shall annually designate levels of minimum, maximum and target achievement of performance criteria and shall establish percentages of Award targets to be given for achievement of each such performance level. Different performance levels and associated percentages of Award targets may be established for different Participating Entities. The C&P Committee may also (i) increase Awards for an Eligible Employee or group of Eligible Employees as a reward for extraordinary performance in excess of designated achievement levels and (ii) reduce or eliminate an Eligible Employee's Award if he or she receives a less-than-satisfactory rating in his or her work performance review. In no event shall the percentage of the Award target actually paid exceed 200%. No Award shall be paid for performance below the minimum level of achievement of performance criteria, unless the C&P Committee determines, in its sole discretion, that special circumstances warrant the grant of an Award in an amount designated by the C&P Committee.

       (d) Accrued Awards. As of the end of the Award Year, the C&P Committee shall determine Award amounts based on the Award targets and performance criteria for each Participating Entity and job classification as described in Subsections (a), (b) and (c). Individual Award amounts so determined may be adjusted by the C&P Committee to reflect extraordinary or less-than-satisfactory performance as described in Subsection (c). Award amounts so determined (and adjusted, if applicable) are referred to as Accrued Awards.

       (e) Proration of Accrued Awards. Accrued Awards shall be prorated as follows:

            (i) The Accrued Award of an Eligible Employee who has less than a full year of Active Service with respect to a Award Year shall be prorated by multiplying his or her Accrued Award by a fraction, the denominator of which is 365 and the numerator of which is equal to the number of days of such Eligible Employee's Active Service for such Award Year. The foregoing notwithstanding, for purposes of this Paragraph (i) only, up to 30 days of a period of approved leave of absence or sickness disability absence may be counted as Active Service if such period does not begin within 13 weeks of the end of a previous period of leave of absence or sickness disability absence occurring in the current or preceding Award Year.

            (ii) The Accrued Award of an Eligible Employee who has Active Service at more than one Award target level with respect to a Award Year (because of a job transfer, temporary or permanent promotion or similar reason) shall be determined as follows. First, for each such Award target level, an Accrued Award shall be determined as if the Eligible Employee had an entire year of Active Service at that Award target level. Next, each such Accrued Award amount shall be prorated by multiplying it by a fraction, the denominator of which is 365 and the numerator of which is the number of days of such Eligible Employee's Active Service at such Award target level for that Award Year. Finally, the prorated Accrued Awards shall be added together to determine the Eligible Employee's total Accrued Award.

       SECTION 4.  PAYMENT OF AWARDS

       As described in Section 3(b), Awards may be expressed in dollars or any other medium specified by the C&P Committee including, without limitation, shares of stock of the Corporation. The C&P Committee shall also specify a medium of payment (such as dollars, shares of stock of the Corporation or


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  other medium) of Accrued Awards, which medium may be different from the medium in which the Award was expressed under Section 3(b). Accrued Awards paid in the form of dollars shall be rounded to the nearest whole dollar (rounding up at $0.50) and Accrued Awards paid in the form of shares of stock shall be rounded to the nearest whole share (rounding up at 1/2). Accrued Awards shall be paid as soon as administratively practicable following the Award Year with respect to which the Accrued Awards are earned. In the event of any Eligible Employee's death before payment of an Accrued Award, payment shall be made (a) to the Eligible Employee's spouse or (b) if there is no spouse living at the time of such payment to the Eligible Employee's then living children in equal shares or (c) if there are no such children living at the time of such payment to the Eligible Employee's estate. Accrued Award payments shall be subject to income tax and employment tax withholding as required by applicable law, but shall not be subject to Eligible Employees' payroll deduction elections for personal obligations, such as U.S. Savings Bonds, charitable giving, political action committee contributions and credit union or bank payments.

       SECTION 5.  ADMINISTRATION

       The Plan shall be administered by the C&P Committee. The C&P Committee in its sole discretion shall make such rules, interpretations and computations as it may deem appropriate. Any decision of the C&P Committee with respect to the Plan, including (without limitation) any determination of eligibility to receive an Award and any calculation of the amount of an Award shall be conclusive and binding on all persons.

       SECTION 6.  AMENDMENT AND TERMINATION

       The Board may amend or terminate the Plan at any time, to be effective at such date as the Board designates. Any amendment or termination may affect present and future Eligible Employees. The Corporation's Senior Vice President--Corporate Development/Strategy and Human Resources, with the approval of the Senior Vice President--Legal and External Affairs and Secretary, shall be authorized to make minor or administrative changes to the Plan.

       SECTION 7.  GENERAL PROVISIONS

       (a) Stock Splits, Etc. In the event of any change in outstanding shares of the Corporation by reason of any stock dividend or split, recapitalization, merger, spinoff, consolidation, combination or exchange of shares or other similar corporate change, the Board shall make such adjustments as it deems appropriate to the performance criteria or Award targets for any Award Year not yet completed. Any such adjustments, once adopted by the C&P Committee, shall be conclusive and binding on all persons.

       (b) Incompetence. If, in the opinion of the C&P Committee, an individual becomes unable to handle properly any amounts payable to such individual under the Plan, then the C&P Committee may make such arrangements for payment on such individual's behalf as it determines will be beneficial to such individual, including (without limitation) payment to such individual's guardian, conservator, spouse, parent or dependent.

       (c) No Employment Rights. Nothing in the Plan shall be deemed to give any individual any right to remain in the employ of the Corporation or any Participating Entity. The Corporation and Participating Entities reserve the right to terminate any individual's employment at any time, with or without cause.


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       (d)  Choice of Law.  The validity, interpretation, construction and performance of the Plan shall be governed under the laws of the state of California.

       SECTION 8.  DEFINITIONS

       (a) "Accrued Award" means the amount of an Award that has been determined and is payable.

       (b) "Active Service" means each day on which an individual is actively at work as a common-law employee of the Corporation, a Participating Entity or any member of the Corporation's Controlled Group and each day on which such individual is absent from such active work but is entitled to payment on account of vacation, holiday or jury duty.

       (c)  "Award" means an award under the Plan.

       (d) "Award Year" means the calendar year or, if different, the Corporation's fiscal year.

       (e) "Base Pay" means an Eligible Employee's base rate of annual salary or wages, without reduction for deferrals made under any plans or programs of the Controlled Group, in effect as of the last day of the Award Year.

       (f)  "Board" means the Board of Directors of the Corporation.

       (g) "C&P Committee" means the Compensation and Personnel Committee of the Board.

       (h) "Controlled Group" means the group of corporations and unincorporated trades or businesses each member of which is at least 80% owned, directly or indirectly, by AirTouch Communications.

       (i)  "Corporation" means PacTel Corporation, a California corporation.

       (j)  "Eligible Employee" is defined in Section 2.

       (k) "Employee" means an individual who is a regular full-time employee of a Participating Entity and who is not:

              (i)     A commissioned salesperson employed by PacTel Paging;

             (ii) Included in a unit of employees covered by a collective bargaining agreement under which the Employee is not eligible to participate in the Plan; or

            (iii) A nonresident alien with respect to the United States; provided that this Paragraph (iii) shall not apply to an Employee whom the C&P Committee has designated in writing as an Eligible Employee.

  An individual's status as an Employee shall be determined by the C&P Committee, and such determination shall be conclusive and binding on all persons.

       (l) "Participating Entity" means the Corporation and each of its subsidiaries and affiliates that has been designated as a Participating Entity by the C&P Committee. In addition, a particular division or separate operating unit of the Corporation or any of its subsidiaries or affiliates may


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  be designated as a separate Participating Entity.

       (m)  "Plan" means this PacTel Corporation Short-Term Incentive Plan.

       (n) "Retirement" means a termination of employment (i) from a Participating Entity at an age and with employment service that would entitle the individual to a Service Pension under the PacTel Corporation Employees' Pension Plan if the individual were a participant in such Pension Plan or (ii) under circumstances designated as a Retirement by the C&P Committee.



















































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